FOR IMMEDIATE RELEASE

For additional information contact:

Mark Root Maureen Crystal

Executive Director, Corporate Communications Executive Director, Investor Relations

off: 703-218-8397; cell: 703-407-9393 703-218-8262

mark.root@mantech.com maureen.crystal@mantech.com

ManTech Names Richard Armitage to its Board of Directors

FAIRFAX, Virginia, June 09, 2005 -- ManTech International Corporation (Nasdaq: MANT), a leading provider of innovative technologies and solutions focused on mission-critical national security programs for the Intelligence Community and the Departments of Defense, State, Homeland Security, Justice and other U.S. federal government customers announced today that Richard L. Armitage, a former Deputy Secretary of State, Ambassador, and Assistant Secretary of Defense, has joined its Board of Directors.

"Richard Armitage has extensive experience in national security issues and international relations," said George J. Pedersen, Chairman and CEO, ManTech International Corporation. "He is highly regarded throughout the U.S. government for his diplomatic skills, knowledge of international issues and his long and successful career of public service. With his previous experience serving on our International Advisory Board, he has enormous insight into our Corporation's capabilities and operations, and he will be a tremendous strategic asset as we grow the company."

Mr. Armitage has been President of Armitage International, a firm he founded, since March of this year. He served as the Deputy Secretary of State from March 2001 to February 2005, and prior to that assignment, he was President of Armitage Associates L.C., a world-wide business and public policy firm. Beginning in the late 1980's, Mr. Armitage held a variety of high-ranking diplomatic positions, including as Presidential Special Negotiator for the Philippines Military Bases Agreement; Special Mediator for Water in the Middle East; as a Special Emissary to Jordan's King Hussein during the 1991 Gulf War; and as an Ambassador, directing U.S. assistance to the new independent states of the former Soviet Union.

From June 1983 to May 1989, he served as Assistant Secretary of Defense for International Security Affairs, and prior to that he was Deputy Assistant Secretary of Defense for East Asia and Pacific Affairs in the Office of the Secretary of Defense.

He has received numerous U.S. military decorations as well as decorations from the governments of Thailand, Republic of Korea, Bahrain, and Pakistan. He was most recently awarded the Department of State Distinguished Service Award. He has been awarded the Department of Defense Medal for Distinguished Public Service four times, the Secretary of Defense Medal for Outstanding Public Service, the Chairman of the Joint Chiefs Award for Outstanding Public Service, the Presidential Citizens Medal - presented by the President to citizens who have performed exemplary deeds of service - and the Department of State Distinguished Honor Award.

Mr. Armitage graduated in 1967 from the U.S. Naval Academy, where he was commissioned an Ensign in the U.S. Navy. He served on a destroyer stationed on the Vietnam gunline and subsequently completed three combat tours with the riverine/advisory forces in Vietnam. Fluent in Vietnamese, Mr. Armitage left active duty in 1973 and joined the U.S. Defense Attache Office, Saigon. Immediately prior to the fall of Saigon, he organized and led the removal of Vietnamese naval assets and personnel from the country.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation is a leading provider of innovative technologies and solutions for mission-critical national security programs for the Intelligence Community and the Departments of Defense, State, Homeland Security, Justice and other U.S. federal government customers. ManTech's expertise includes systems engineering, systems integration, technology and software development, enterprise security architecture, information assurance, intelligence operations support, network and critical infrastructure protection, information technology, communications integration and engineering support. The company supports the advanced telecommunications systems that are used in Operation Iraqi Freedom and in other parts of the world; provides the physical and cyber security to protect U.S. embassies all over the world; has developed a secure, collaborative communications system for the U.S. Department of Homeland Security; and provides critical information to the U.S. Navy. With 2004 annual revenues of $842 million and more than 6,000 highly qualified employees, the company operates in the United States and 40 countries worldwide. In 2004, ManTech was selected by Business Week magazine as one of the Top 100 Hot Growth Companies and ranked by VARBusiness magazine as one of its Top 50 Fastest-Growing Solution Providers. Additional information on ManTech can be found at www.mantech.com.

Forward-Looking Information:

Statements and assumptions made in this press release, which do not address historical facts, could be interpreted to be "forward-looking" statements that ManTech believes to be within the definition in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. For a discussion of such risks and uncertainties, please refer to the section titled "Risks Related to The Company's Business" in ManTech's annual report on Form 10--K filed with the Securities and Exchange Commission on March 16, 2005, and, from time to time, in ManTech's other filings with the Securities and Exchange Commission, including, among others, its reports on Form 8-K and Form 10-Q. The forward-looking statements included in this press release are only made as of the date of this press release, and the Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.